Exhibit 99.1

RENX ENTERPRISES CORP. BEATS REVENUE GUIDANCE, DELIVERING $8.2 MILLION IN POST-ACQUISITION REVENUE WHILE COMPLETING FULL PLATFORM BUILDOUT AND RETIRING $11.9 MILLION IN LEGACY DEBT

MIAMI, FL, April 1, 2026. RenX Enterprises Corp. (NASDAQ: RENX) today announced financial results for the fiscal year ended December 31, 2025.

The growing media and substrate industry runs on imported raw materials. Peat is harvested in Canada and Eastern Europe. Coconut coir is processed in Southeast Asia. Both travel thousands of miles before they reach a North American greenhouse or a bag on a retail shelf. Producers who depend on this supply chain are facing a structural problem: input costs are rising, import dependencies are deepening, and sourcing alternatives quickly is not straightforward. The industry has been waiting for a domestic solution that can produce at scale, at the right quality, and at a cost that makes the import dependency look like what it increasingly is: a disadvantage.

RenX was built to be that solution. The Company’s Biomass Recycling segment, operated through Resource Group US Holdings LLC (RGUS), runs a permitted 80+ acre organics processing facility in Myakka City, Florida, converting regional organic waste into compost, engineered soils, and specialty growing media. The Company’s Logistics segment, operated through Zimmer Equipment Inc. (ZEI), aggregates feedstock through hauling contracts with customers including a multi-billion dollar national waste management company and Florida municipal governments. The raw material is the regional waste stream. There is no container ship involved. The unit economics of local organic processing, which converts material already present in the regional waste stream into products that command meaningful market prices, are structurally favorable compared to producers dependent on imported inputs.

RenX entered 2025 as Safe and Green Development Corporation, a real estate holding company with no processing operations. It exits 2025 as a producing platform. On June 2, it closed the acquisition of RGUS, including its subsidiary, ZEI. In the seven months that followed, the Company has generated $8.2 million in post-acquisition revenue, beating prior management guidance of $7.0 million by approximately 17%. Since the acquisition, the Company has also deployed a Diamond Z track horizontal grinder, Komptech Shredder, and Komptech XL3 screening system at the Myakka City facility, completed its first deliveries of bulk compost into the South Florida premium market, and retired $11.9 million in legacy debt. In addition, the Company has ordered, an anticpates delivery in April of the Microtec UTM 1200 Turbo Mill, which is expected to materially enhance the Company’s ability to convert lower-margin biomass overages into higher-value engineered soil products as the Microtec millin system is designed to process up to 10 tons per hour of woody biomass screened from compost.. The fiscal year net loss was $15.9 million, of which approximately $4.8 million reflects three identified non-recurring charges (a $3.0 million reserve on legacy notes receivable, a $966 thousand asset impairment, and an $818 thousand loss on investment) that management does not expect to recur.

FY 2025 Highlights

●	Revenue beat guidance by 17%. $8.2 million against prior management guidance of $7.0 million. Blended consolidated gross margin was 29.1% for the year ended December 31, 2025, reflecting the early-stage production mix ahead of Microtec commissioning.

●	$11.9 million in legacy debt retired. Principal payments and extinguishments completed during fiscal year 2025, including the Lago Vista Note restructuring, full retirement of the outstanding Debentures, and payments across acquisition-related and legacy corporate notes. See Note 8 to the Annual Report on Form 10-K for the complete schedule.

●	Processing platform rebuilt at Myakka City. Deployed a Diamond Z track horizontal grinder, Komptech Shredder, and Komptech XL3 screening system with automated conveyor stacking, replacing prior limited-capacity equipment with a circuit built for industrial throughput and premium substrate quality standards.

●	First deliveries into the premium compost market. Completed first deliveries of bulk compost material into the South Florida premium compost market. The Company held $1.08 million in finished goods inventory at December 31, 2025, representing early-stage production ahead of Microtec commissioning.

●	Microtec UTM 1200 Turbo Mill confirmed manufactured and en route. The precision milling system that will enable premium fine-grade substrate production has been confirmed as manufactured and is expected to arrive at the Myakka City facility in April 2026. Following delivery, the Company expects installation and commissioning to be completed within 2026, with commercial production targeted to begin in the second half of the year.

●	Capital raised to support the transformation. The Company raised capital during the period and subsequent to year end to support its operational transition. We intend to continue to finance our operations and finance Resource Group’s expansion from the proceeds of future financings (which may not be available at acceptable terms, if at all), and/or sale proceeds from properties that are sold, and future revenues.

●	Legacy real estate being monetized. Norman Berry Village (Atlanta, GA) and the McLean mixed-use site (Durant, OK) are both being actively marketed, with proceeds intended to reduce debt and fund the core platform.

“2025 was the year we did the work every serious investor needs to see get done. We retired $11.9 million in legacy debt, deployed industrial-grade processing equipment at the Myakka City facility, made our first deliveries into the premium compost market, and secured contracts with some of the largest waste generators in the region. The $15.9 million net loss is the cost of transforming a real estate holding company into an operating platform in a single year. Approximately $4.8 million of it was non-recurring charges we do not expect to see again. What it does not reflect is what this business looks like with a full calendar year of operations and Microtec running. The substrate industry is facing a supply chain problem that plays directly to our model. We enter 2026 with the platform in place and the market moving in our direction.”

David Villarreal, Chief Executive Officer, RenX Enterprises Corp.

2026

The Microtec UTM 1200 Turbo Mill, expected to arrive in April and to be commissioned within 2026, changes the economics of the Myakka City facility in a fundamental way. The system processes material that is already on-site, specifically organic byproduct material from the existing RGUS processing operation, and converts it into premium substrate products that command significantly higher prices per ton than the current bulk compost output. Because the feedstock cost is essentially zero, the incremental economics of Microtec-enabled products are highly favorable. Management believes the system will drive consolidated gross margins toward 60 percent and above as it ramps, subject to production volume and market conditions. That is both a revenue expansion story, as Microtec opens product categories that the existing processing circuit cannot reach, and a margin improvement story that management does not believe any competitor in the region can currently replicate.

Three headwinds from 2025 do not carry into 2026. The $11.9 million in legacy debt retirement is complete. The $4.8 million in identified non-recurring charges are not expected to recur. And the Myakka City facility enters the year with its new processing equipment already in place and operational. What the Company gains is a full calendar year of consolidated Logistics and Biomass Recycling operations, Microtec commissioning, and a regional market becoming more favorable each quarter as imported input costs continue to rise. Management expects meaningful improvement in both revenue and Adjusted EBITDA in 2026. The Company intends to provide updates on Microtec commissioning milestones and initial production results as the process advances.

Adjusted EBITDA Reconciliation (Non-GAAP)

The following table reconciles net loss to Adjusted EBITDA. Adjusted EBITDA is a non-GAAP measure. Net loss is the most directly comparable GAAP measure. Full financial statements are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. See the Non-GAAP Financial Measures section below for management’s definitions and rationale.

Description	Amount ($M)	Explanatory Notes
Net Loss	$(15.957)
Add: Interest Income (net)	$0.015
Add: Interest Expense	$5.266
Add: Depreciation	$1.047
Add: Amortization (PPA)	$0.646
EBITDA	$(8.983)
Add: Stock-Based Compensation	$0.524	(1) Non-cash equity awards and stock issued for services
Add: Impairment Loss	$0.966	(2) Non-recurring impairment on legacy assets
Add: Bad Debt Expense	$3.025	(3) Reserve on legacy notes receivable
Add: Loss on Investment	$0.818	(4) Non-recurring loss on legacy notes receivable
Less: Change in FV of Derivative	$(2.035)	(5) Non-cash mark-to-market reversal
Add: Non-Cash Board Compensation	$0.280	(6) Recurring non-cash; excluded as non-cash in nature
Add: Non-Recurring Professional Fees	$0.165	(7) Non-recurring fees related to acquisition and restructuring
Adjusted EBITDA	$(5.521)

Non-GAAP Financial Measures

This earnings release includes Adjusted EBITDA, which is a non-GAAP financial measure presented in addition to, and not as a substitute for, GAAP net loss or any other GAAP measure. Adjusted EBITDA is defined as net loss before interest income, interest expense, depreciation, amortization, stock-based compensation, non-recurring charges, and other non-cash items that management does not consider indicative of ongoing operations. This non-GAAP financial measures is a measure of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Additionally, this non-GAAP measure may not be comparable to similarly titled measures reported by other companies. However, management believes that presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the Company’s operating results and trends in its underlying operating results and provides transparency on how the Company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Management believes that financial information excluding certain items that are not considered to reflect the Company’s ongoing operating results, such as those listed in the table above, improves the comparability of year-to-year results, especially as the Company transitions from its legacy real estate structure. Consequently, management believes that investors may be able to better understand the Company’s operating results excluding these items. A reconciliation to GAAP net loss is presented in the table above.

About RenX Enterprises Corp.

RenX Enterprises Corp. is a biomass recycling, logistics, and real estate company operating a vertically integrated environmental services platform focused on the engineered soils, organic recycling, and bulk materials logistics industries. The Company’s platform is designed to be differentiated by its use of advanced milling and material-processing technology, including a planned deployment of a licensed Microtec system, to precisely size, refine, and condition organic inputs into consistent, high-performance soil substrates. This technology-enabled approach will allow RenX to move beyond traditional waste-to-value operations and manufacture engineered growing media with repeatable quality and defined specifications.

RenX’s core operations are anchored by a permitted 80+ acre organics processing facility in Myakka City, Florida. At this facility, the Company integrates organics processing, advanced milling, blending, and in-house logistics to support the localized production of proprietary soil substrates and potting media. The Company believes that by optimizing products for regional feedstocks and customer requirements, it can shorten supply chains, enhance quality control, and improve unit economics while serving higher-value end markets. The Company also owns a portfolio of legacy real estate assets, which it intends to monetize to fund its core technology-driven environmental processing platform.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact may be deemed forward-looking, including statements regarding the Microtec UTM 1200 Turbo Mill, including when it will be delivered, installed and deployed, as well as its impact on the Company’s business; the Microtec UTM 1200 Turbo Mill driving consolidated gross margins toward 60 percent and above once fully ramped, subject to production volume and market conditions; monetizing legacy real estate with proceeds intended to reduce remaining debt and fund the core platform; the one-time charges in 2025 not being expected to recur; having meaningful improvement in both revenue and Adjusted EBITDA in 2026; providing substantive updates on commissioning milestones and initial production results as the process advances; the Company’s ability to shorten supply chains, enhance quality control, and improve unit economics while serving higher-value end markets by optimizing products for regional feedstocks and customer requirements; monetizing the Company’s portfolio of legacy real estate assets to fund its core technology-driven environmental processing platform; and the Company’s plans to finance its operations. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, and expected future developments, as well as other factors we believe are appropriate in the circumstances. Important factors that could cause actual results to differ materially from current expectations include the Company’s ability to deploy the Microtec mill and commence commercial production as planned; the Company’s ability to advance monetization initiatives across its real estate and legacy asset portfolio; the Company’s reliance on third-party technologies and partners; the availability and cost of feedstock and other inputs; market acceptance of engineered growing media products; the Company’s ability to maintain adequate liquidity and working capital; general economic and market conditions; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and its subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Media and IR inquiries please contact:

info@renxent.com

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